Exhibit 99.1

Hecla Reports Second Quarter 2011 Doubling of Income

For the Period Ended June 30, 2011

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--August 9, 2011--Hecla Mining Company (“Hecla”) (NYSE:HL) today announced second quarter net income of $33.3 million, or $0.12 per basic share. Second quarter silver production was 2.3 million ounces at a cash cost of $0.52 per ounce, net of by-products.1

SECOND QUARTER 2011 HIGHLIGHTS

  Sales of $117.9 million, a 33% increase over the same period in 2010
  Net income of $33.3 million, or $0.12 per basic share
  Operating cash flow of $66.3 million, a 16% increase over the same period in 2010
  Silver production of 2.3 million ounces at a total cash cost of $0.52 per ounce, net of by-products1
  Cash and cash equivalents of $377 million at June 30, 2011

“Hecla had solid operational and financial results year-to-date generating significant cash flow from Greens Creek and Lucky Friday to fund our capital projects and meet our environmental settlement obligations,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “The #4 Shaft Project combined with the new pre-development initiatives at our four properties are expected to increase production by approximately 50-60% over the next 5 years.

“We continue to benefit from high silver margins even with increasing industry cost pressures. Hecla’s cost increase during the quarter is mainly attributable to higher metals prices, which was partially offset by strong by-product credits. Both Greens Creek and Lucky Friday remain among the lowest cost mines in the silver space.”

(1) Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash cost to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

FINANCIAL OVERVIEW

Hecla reported excellent second quarter revenues and cash flow from operating activities, as a result of higher metals prices. Net income applicable to common shareholders for the second quarter were impacted by the following items:

  A $19.6 million tax provision, compared to $8.3 million in the same period in 2010, as a result of higher pre-tax income.
  A $7.8 million negative provisional price adjustment related to precious metal settlements and a short-term buildup of concentrate inventory which negatively impacted sales by approximately $6.5 million.
  A $3.8 million reduction in depreciation, depletion and amortization mainly due to lower production.
  A $0.6 million gain on base metal derivative contracts for the second quarter, compared to a $2.0 million gain for the same period in 2010. A summary of the quantities of base metals committed at June 30, 2011 is included on page 3 of this release.
  A $1.0 million increase in interest expense primarily attributable to pre-lodging interest for the Consent Decree related to the settlement of certain environmental obligations.

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
FINANCIAL DATA

Sales	$117,860	$88,631	$254,224	$168,506
Gross Profit	$67,791	$38,066	$147,364	$65,602
Income applicable to common shareholders	$33,179	$13,675	$76,398	$32,111
Basic income per common share	$0.12	$0.06	$0.27	$0.13
Diluted income per common share	$0.11	$0.05	$0.26	$0.12
Net income	$33,317	$17,084	$76,674	$38,928
Cash flow provided by operating activities	$66,307	$56,996	$127,217	$74,791
(dollars in thousands except per share amounts - unaudited)

Hecla’s cash position at June 30, 2011 was $377 million, compared to $197 million of cash on hand at June 30, 2010.

Capital expenditures (including non-cash capital lease additions) at our operations totaled $26.4 million and $45.7 million for the second quarter and six-month period ended June 30, 2011, respectively. Lucky Friday’s expenditures for the second quarter and first half of 2011 were $14.1 million and $28.5 million, respectively, of which the majority was spent on the #4 Shaft Project. Greens Creek’s expenditures in the second quarter and first half of 2011 were $12.3 million and $17.2 million, respectively. Expected capital expenditures for 2011 have increased from $100 million to $115 million primarily from the acceleration of projects at Greens Creek.

Exploration expenditures for the second quarter and six-month period ended June 30, 2011 were $5.8 million and $9.1 million, respectively. Exploration for 2011 is expected to increase from $27 million to $32 million due to the establishment of pre-development initiatives and the expansion of exploration programs, primarily in Mexico.

Hecla expects the Consent Decree for the Coeur d’Alene River Basin Environmental litigation to be entered in the third quarter of 2011. Hecla will pay $263.4 million over a three-year period (plus $1.1 million in pre-lodging interest). The initial payment of $167 million, which includes $102 million of cash, $55.5 million of cash or Hecla stock, and approximately $9.5 million in proceeds from previously exercised series 3 warrants, will be payable 30 days after entry of the Consent Decree.

Metals Prices

Realized metals prices continued to increase significantly in 2011 compared to 2010. Realized silver prices in the second quarter of 2011 exceeded those of the same period last year by 89%, while for the first half of the year, realized prices were 102% above last year’s levels.

For the second quarter and first six months of 2011, we recorded net negative adjustments to provisional settlements of $7.8 million and $0.4 million, respectively, due largely to a decrease in precious metals prices in the time period between the shipment of concentrate and final settlement. The price adjustment related to zinc and lead contained in our concentrate shipments were offset by gains and losses on forward contracts for those metals.

	Second Quarter Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
AVERAGE METAL PRICES

Silver – London PM Fix ($/oz.)	$38.17	$18.32	$34.92	$17.62
Realized price per ounce	$35.80	$18.96	$36.19	$17.94
Gold – London PM Fix ($/oz.)	$1,504	$1,196	$1,444	$1,152
Realized price per ounce	$1,550	$1,246	$1,478	$1,178
Lead – LME Cash ($/pound)	$1.16	$0.88	$1.17	$0.95
Realized price per pound	$1.15	$0.93	$1.17	$0.93
Zinc – LME Cash ($/pound)	$1.02	$0.92	$1.06	$0.98
Realized price per pound	$1.02	$0.89	$1.06	$0.92

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at June 30, 2011:

	Metric tonnes		Average price per
	under contract		pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2011 settlements	8,100	4,500	$1.02	$1.17

Contracts on forecasted sales
2011 settlements	7,350	6,175	$0.96	$1.01
2012 settlements	26,650	18,000	$1.11	$1.11
2013 settlements	4,700	8,300	$1.16	$1.16

OPERATIONS OVERVIEW

Second quarter silver cash costs, net of by-product credits, was $0.52 per ounce compared to negative $1.82 per ounce in the same period in 2010. Based on current 2011 production guidance and cost estimates and assuming recent metals prices for the second half of 2011, total cash costs, net of by-product credits, are expected to be approximately $1.00 per ounce of silver for the year 2011. The following table provides the production summary on a consolidated basis which includes Greens Creek and Lucky Friday for the second quarter and six months ended June 30, 2011 and 2010:

	Second Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
PRODUCTION SUMMARY

Silver – Ounces produced	2,250,784	2,628,664	4,705,192	5,112,398
Payable ounces sold	1,878,719	2,027,064	4,242,149	4,069,304
Gold – Ounces produced	14,426	17,880	28,856	34,742
Payable ounces sold	11,744	13,423	23,334	26,275
Lead – Tons produced	10,075	11,582	19,730	23,763
Payable tons sold	8,185	9,173	16,786	18,781
Zinc – Tons produced	18,973	21,623	36,654	43,834
Payable tons sold	12,668	17,302	26,183	32,956
Total cash cost per ounce of silver produced (1)	$0.52	$(1.82)	$0.79	$(2.41)

(1)  Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

Greens Creek

Silver production at Greens Creek was 1.5 million ounces in the second quarter of 2011 and 3.2 million ounces in the first half of 2011, compared to 1.8 million ounces and 3.4 million ounces, respectively, in the same periods in 2010. The decrease in silver production year-over-year is due to lower silver ore grade and reduced ore volume. The lower silver grades in the second quarter were expected and are due to differences in the sequencing of production according to the mine plan.

Mining and milling costs were up by 29% and 22% for the second quarter and six-month period ended June 30, 2011, respectively. The increase was driven primarily by higher power costs from generating power on-site due to lower availability of less expensive hydroelectric power, caused by the lower precipitation levels in Southeastern Alaska, and higher labor costs due primarily to higher fringe benefits costs.

Total cash cost per ounce of silver produced at Greens Creek was negative $2.70 and negative $1.64 net of by-products, for the second quarter and first half of 2011, respectively, compared to negative $4.56 and negative $5.45 for the same respective periods in 2010. The increase in total cash cost per ounce quarter-over-quarter and year-over-year is due to higher production costs, treatment costs, and mine license tax by $4.60, $4.28, and $1.12 per ounce, respectively. This is partially offset by higher by-product credits of $8.14 per ounce resulting from higher average market zinc, lead, and gold prices. The higher mine license tax and treatment costs are the result of higher metals prices.

Lucky Friday

Silver production at Lucky Friday was 0.8 million ounces in the second quarter of 2011 and 1.5 million ounces in the first half of 2011, compared to 0.8 million ounces and 1.7 million ounces, in the respective periods in 2010. The overall decrease in production year-over-year is primarily due to lower silver ore grade, which was expected.

Mining and milling costs were up by 9% for both the second quarter and six-month period ended June 30, 2011. The increase was driven primarily by increased cost of fuel, consumable underground materials, reagents, power, and maintenance supplies.

Total cash cost per ounce of silver produced at Lucky Friday was $6.46 and $5.74, net of by-product credits, for the second and first half of 2011, respectively, compared to $4.47 and $3.81, for the same respective periods in 2010. The increase in total cash cost per ounce quarter-over-quarter and year-over-year is primarily due to higher employee profit sharing, production costs, expensed site infrastructure, and treatment costs, which are partially offset by higher by-product credits resulting from higher zinc and lead prices. Higher profit sharing and treatment costs are due to higher metals prices.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, August 9, at 1:00 p.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-866-800-8649 or 1-617-614-2703 internationally. The participant passcode is HECLA.

Hecla’s live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Q. You can review and obtain copies of these filings from the SEC’s website at www.sec.gov.

HECLA MINING COMPANY
Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Sales of products	$117,860	$88,631	$254,224	$168,506
Cost of sales and other direct production costs	38,865	35,545	83,394	71,815
Depreciation, depletion and amortization	11,204	15,020	23,466	31,089
	50,069	50,565	106,860	102,904
Gross profit	67,791	38,066	147,364	65,602

Other operating expenses
General and administrative	4,550	4,664	9,249	8,777
Exploration	5,839	5,820	9,140	9,249
Other operating expenses	2,270	1,601	4,087	2,565
Provision for closed operations and environmental matters	1,341	1,389	2,362	4,765
	14,000	13,474	24,838	25,356
Income from operations	53,791	24,592	122,526	40,246

Other income (expense):
Gain (loss) on sale or impairment of investments	--	(739)	611	(151)
Gain (loss) on derivative contracts	559	1,999	(1,475)	1,999
Interest and other income	105	16	123	67
Interest expense	(1,496)	(529)	(1,973)	(1,207)
	(832)	747	(2,714)	708
Income before income taxes	52,959	25,339	119,812	40,954
Income tax provision	(19,642)	(8,255)	(43,138)	(2,026)

Net income	33,317	17,084	76,674	38,928
Preferred stock dividends	(138)	(3,409)	(276)	(6,817)

Income applicable to common shareholders	$33,179	$13,675	76,398	$32,111

Basic income per common share after preferred dividends	$0.12	$0.06	$0.27	$0.13

Diluted income per common share after preferred dividends	$0.11	$0.05	$0.26	$0.12

Basic weighted average number of common shares outstanding	279,347	248,549	278,901	245,371

Diluted weighted average number of common shares outstanding	295,756	266,374	296,020	263,868

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	June 30, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$377,436	$283,606
Short-term investments and securities held for sale	--	1,474
Accounts receivable	45,121	36,840
Inventories	21,987	19,131
Deferred taxes	75,435	87,287
Other current assets	2,336	3,683
Total current assets	522,315	432,021
Investments	4,161	1,194
Restricted cash and investments	926	10,314
Properties, plants and equipment, net	855,482	833,288
Deferred taxes	73,851	100,072
Other noncurrent assets	3,654	5,604

Total assets	$1,460,389	$1,382,493

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$44,355	$31,725
Accrued payroll and related benefits	10,343	10,789
Accrued taxes	9,678	16,042
Current portion of accrued reclamation and closure costs	175,597	175,484
Current portion of capital leases	3,045	2,481
Current derivative contract liabilities	10,510	20,016
Total current liabilities	253,528	256,537
Long-term capital leases	4,473	3,792
Accrued reclamation and closure costs	143,026	143,313
Other noncurrent liabilities	16,149	16,598

Total liabilities	417,176	420,240

SHAREHOLDERS’ EQUITY
Preferred stock	39	543
Common stock	69,976	64,704
Capital surplus	1,180,740	1,179,751
Accumulated deficit	(189,179)	(265,577)
Accumulated other comprehensive loss	(15,843)	(15,117)
Treasury stock	(2,520)	(2,051)

Total shareholders' equity	1,043,213	962,253

Total liabilities and shareholders' equity	$1,460,389	$1,382,493

Common shares outstanding at end of year	279,512	258,486

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Six Months Ended
	June 30,	June 30,
	2011	2010
OPERATING ACTIVITIES

Net income	$76,674	$38,928
Noncash elements included in net income:
Depreciation, depletion and amortization	23,597	31,177
Gain on sale of investments	(611)	(588)
Gain on disposition of properties, plants and equipment	(8)	--
Loss on impairment of investments	--	739
Provision for reclamation and closure costs	556	2,502
Stock compensation	920	2,473
Deferred income taxes	38,319	268
Amortization of loan origination fees	332	320
Unrealized gain on derivative contracts	(9,198)	(2,202)
Other non-cash charges, net	391	328
Change in assets and liabilities:
Accounts receivable	(8,282)	4,023
Inventories	(2,856)	(3,207)
Other current and noncurrent assets	2,552	2,517
Accounts payable and accrued expenses	12,818	11,455
Accrued payroll and related benefits	(445)	(7,332)
Accrued taxes	(6,364)	(1,256)
Accrued reclamation and closure costs and other non-current liabilities	(1,178)	(5,354)
Net cash provided by operating activities	127,217	74,791

INVESTING ACTIVITIES

Additions to properties, plants and equipment	(40,580)	(27,864)
Proceeds from disposition of properties, plants and equipment	113	--
Decreases in restricted cash and investment balances	9,388	1,476
Proceeds from sale of investments	1,366	1,138
Purchases of investments	(3,200)	--
Net cash used in investing activities	(32,913)	(25,250)

FINANCING ACTIVITIES

Proceeds from exercise of stock options and warrants	4,838	45,562
Dividends paid to preferred shareholders	(3,546)	(966)
Acquisition of treasury shares	(469)	(693)
Repayments of debt and capital leases	(1,297)	(744)
Net cash provided by (used in) financing activities	(474)	43,159

Net increase in cash and cash equivalents	93,830	92,700
Cash and cash equivalents at beginning of period	283,606	104,678

Cash and cash equivalents at end of period	$377,436	$197,378

HECLA MINING COMPANY
Production Data

	Second Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
GREENS CREEK UNIT
Tons of ore milled	189,483	204,972	379,250	403,096
Mining cost per ton	$49.84	$41.30	$48.24	$41.65
Milling cost per ton	$31.98	$22.28	$29.81	$22.17
Ore grade milled – Silver (oz./ton)	10.47	12.42	11.49	11.66
Ore grade milled – Gold (oz./ton)	0.12	0.14	0.12	0.13
Ore grade milled – Lead (%)	3.70	4.12	3.49	4.20
Ore grade milled – Zinc (%)	10.33	10.82	9.85	11.01
Silver produced (oz.)	1,459,534	1,831,279	3,157,118	3,432,934
Gold produced (oz.)	14,426	17,880	28,856	34,742
Lead produced (tons)	5,497	6,535	10,208	13,215
Zinc produced (tons)	17,069	19,481	32,595	39,161
Total cash cost per ounce of silver produced (1)	$(2.70)	$(4.56)	$(1.64)	$(5.45)
Capital additions (in thousands)	$12,325	$4,056	$17,185	$5,751
LUCKY FRIDAY UNIT
Tons of ore processed	75,743	79,428	164,503	171,469
Mining cost per ton	$61.36	$56.62	$59.82	$54.71
Milling cost per ton	$17.07	$15.35	$16.17	$14.87
Ore grade milled – Silver (oz./ton)	11.13	10.75	10.13	10.51
Ore grade milled – Lead (%)	6.47	6.80	6.26	6.61
Ore grade milled – Zinc (%)	2.85	3.09	2.85	3.12
Silver produced (oz.)	791,249	797,385	1,548,073	1,679,464
Lead produced (tons)	4,578	5,047	9,522	10,548
Zinc produced (tons)	1,904	2,142	4,059	4,673
Total cash cost per ounce of silver produced (1)	$6.46	$4.47	$5.74	$3.81
Capital additions (in thousands)	$14,092	$14,048	$28,502	$20,529

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. Total cash cost per ounce of silver represents non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$1,169	$(4,784)	$3,699	$(12,317)
Divided by silver ounces produced	2,250	2,628	4,705	5,112
Total cash cost per ounce produced	$0.52	$(1.82)	$0.79	$(2.41)
Reconciliation to GAAP:
Total cash costs	$1,169	$(4,784)	$3,699	$(12,317)
Depreciation, depletion and amortization	11,204	15,020	23,466	31,089
Treatment costs	(25,948)	(21,619)	(50,183)	(46,535)
By-product credits	66,931	64,066	131,442	133,461
Change in product inventory	(4,164)	(2,401)	(2,631)	(2,858)
Reclamation, severance and other costs	877	283	1,067	64
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$50,069	$50,565	$106,860	$102,904

GREENS CREEK UNIT
Total cash costs	$(3,942)	$(8,345)	$(5,187)	$(18,711)
Divided by silver ounces produced	1,459	1,831	3,157	3,433
Total cash cost per ounce produced	$(2.70)	$(4.56)	$(1.64)	$(5.45)
Reconciliation to GAAP:
Total cash costs	$(3,942)	$(8,345)	$(5,187)	$(18,711)
Depreciation, depletion and amortization	9,709	13,108	20,389	27,188
Treatment costs	(20,220)	(18,063)	(39,335)	(38,000)
By-product credits	54,001	52,850	104,064	108,776
Change in product inventory	(4,198)	(2,096)	(2,340)	(2,430)
Reclamation, severance and other costs	(529)	278	(363)	52
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$34,821	$37,732	$77,228	$76,875

LUCKY FRIDAY UNIT
Total cash costs	$5,111	$3,561	$8,886	$6,394
Divided by silver ounces produced	791	797	1,548	1,679
Total cash cost per ounce produced	$6.46	$4.47	$5.74	$3.81
Reconciliation to GAAP:
Total cash costs	$5,111	$3,561	$8,886	$6,394
Depreciation, depletion and amortization	1,495	1,912	3,077	3,901
Treatment costs	(5,728)	(3,556)	(10,848)	(8,535)
By-product credits	12,930	11,216	27,378	24,685
Change in product inventory	34	(305)	(291)	(428)
Reclamation and other costs	1,406	5	1,430	12
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$15,248	$12,833	$29,632	$26,029

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
Mélanie Hennessey
Vice President – Investor Relations
Direct: 604-694-7729
Direct Main: 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com